Exhibit 99

NEWS RELEASE
July 30, 2018

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Manager, Investor Relations	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS SECOND QUARTER 2018 EARNINGS

2Q2018 Net Income of $20.6 Million
Return on Assets of 1.20% and Return on Equity of 13.56%
Good Loan and Deposit Growth; Strong Capital

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE: HE) today reported net income for the second quarter of 2018 of $20.6 million compared to $19.0 million in the first, or linked, quarter of 2018 and $16.7 million in the second quarter of 2017. Key measures of profitability improved, with return on average equity rising to 13.56%, up 0.98% and 2.31% compared to the linked and prior year quarters, respectively.
“We are pleased to report another quarter of record earnings, reflecting a healthy Hawaii economic environment, good operating execution, and the bottom line benefits of tax reform,” said Richard Wacker, president and chief executive officer. “We are seeing the benefits of our efforts to make banking easy for customers and build deeper relationships with them.”
Tax expense was approximately $2 million lower in the second quarter of 2018 compared to the second quarter of 2017, primarily driven by the benefits of the lower federal corporate tax rate from the Tax Cuts and Jobs Act of 2017.
Financial Highlights
Net interest income was $59.6 million in the second quarter of 2018 compared to $58.5 million in the linked quarter and $55.9 million in the second quarter of 2017. The increase in net interest income compared to the linked quarter was primarily due to good deposit growth that funded commercial and home equity lines of credit loan portfolio growth. Net interest margin for the second quarter of 2018 was 3.76%, unchanged from the

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
July 30, 2018

linked quarter, compared to 3.68% in the prior year quarter of 2017. Yield on earning assets remained relatively unchanged during the quarter, as yield on loans and leases increased 6 basis points from the previous quarter, offsetting an increase in amortization of premium within the investment portfolio. Cost of funds was 0.24% for the second quarter of 2018, relatively unchanged from the linked quarter, and compared to 0.21% in the prior year quarter of 2017.
The provision for loan losses was $2.8 million in the second quarter of 2018 compared to $3.5 million in the linked quarter and $2.8 million in the second quarter of 2017. The net charge-off ratio was 0.32% in the second quarter of 2018 compared to 0.28% in the linked quarter and 0.21% in the prior year quarter. Nonaccrual loans as a percent of total loans receivable held for investment was 0.57% compared to 0.53% in the linked quarter and 0.44% in the prior year quarter.
Noninterest income was $13.8 million in the second quarter of 2018 compared to $13.4 million in the linked quarter and $16.2 million in the second quarter of 2017. The decrease in noninterest income in the second quarter of 2018 compared to the second quarter of 2017 was primarily due to lower net debit card interchange fees of $1.0 million, resulting primarily from a reclassification of $1.1 million in expenses relating to a new accounting standard discussed last quarter and lower income from bank-owned life insurance.
Noninterest expense was $44.2 million in the second quarter of 2018 compared to $43.9 million in the linked quarter and $44.6 million in the second quarter of 2017.
Total loans were $4.8 billion at June 30, 2018, up $104 million or 4.4% annualized from December 31, 2017, driven mainly by increases in commercial and commercial real estate loans of $91 million.
    Total deposits were $6.1 billion at June 30, 2018, an increase of $226 million or 7.7% annualized from December 31, 2017 including $100 million in repurchase agreements that were transferred into deposit accounts. Excluding such transfer, total deposits increased by 4.2% annualized.
Overall, American’s return on average equity was 13.56% in the second quarter of 2018 compared to 12.58% in the first quarter of 2018 and 11.25% in the prior year quarter. Return on average assets was 1.20% in the second quarter of 2018 compared to 1.12% in the first quarter of 2018 and 1.02% in the same quarter last year. American’s solid results enabled it to pay dividends of $11.1 million to HEI while maintaining healthy capital levels -- leverage ratio of 8.6% and total capital ratio of 13.9% at June 30, 2018.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
July 30, 2018

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2018 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its second quarter 2018 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the second quarter of 2018.
HEI plans to announce its second quarter 2018 consolidated financial results on Friday, August 3, 2018 and will also conduct a webcast and conference call at 10:00 a.m. Hawaii time (4:00 p.m. Eastern time) that same day to discuss its consolidated earnings, including American’s earnings, and 2018 EPS guidance.
Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198 or by accessing the webcast on HEI’s website at www.hei.com under the “Investor Relations” section, sub-heading “News and Events.”  HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section.
Accordingly, investors should routinely monitor such portions of HEI’s website at www.hei.com in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An on-line replay of the August 3, 2018 webcast will be available on HEI’s website beginning about two hours after the event.  Replays of the conference call will also be available approximately two hours after the event through August 17, 2018 by dialing (877) 344-7529 or (412) 317-0088 and entering passcode: 10121450.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utilities, Hawaiian Electric, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited; provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
July 30, 2018

financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current, LLC.

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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Six months ended June 30
(in thousands)	June 30, 2018	March 31, 2018	June 30, 2017	2018	2017
Interest and dividend income
Interest and fees on loans	$54,633	$52,800	$52,317	$107,433	$103,059
Interest and dividends on investment securities	8,628	9,202	6,763	17,830	13,743
Total interest and dividend income	63,261	62,002	59,080	125,263	116,802
Interest expense
Interest on deposit liabilities	3,284	2,957	2,311	6,241	4,414
Interest on other borrowings	393	496	824	889	1,640
Total interest expense	3,677	3,453	3,135	7,130	6,054
Net interest income	59,584	58,549	55,945	118,133	110,748
Provision for loan losses	2,763	3,541	2,834	6,304	6,741
Net interest income after provision for loan losses	56,821	55,008	53,111	111,829	104,007
Noninterest income
Fees from other financial services	4,744	4,654	5,810	9,398	11,420
Fee income on deposit liabilities	5,138	5,189	5,565	10,327	10,993
Fee income on other financial products	1,675	1,654	1,971	3,329	3,837
Bank-owned life insurance	1,133	871	1,925	2,004	2,908
Mortgage banking income	617	613	587	1,230	1,376
Other income, net	536	436	391	972	849
Total noninterest income	13,843	13,417	16,249	27,260	31,383
Noninterest expense
Compensation and employee benefits	23,655	24,440	24,541	48,095	47,583
Occupancy	4,194	4,280	4,185	8,474	8,339
Data processing	3,540	3,464	3,207	7,004	6,487
Services	3,028	3,047	2,766	6,075	5,126
Equipment	1,874	1,728	1,771	3,602	3,519
Office supplies, printing and postage	1,491	1,507	1,527	2,998	3,062
Marketing	1,085	645	839	1,730	1,356
FDIC insurance	727	713	822	1,440	1,550
Other expense	4,556	4,101	4,906	8,657	9,412
Total noninterest expense	44,150	43,925	44,564	88,075	86,434
Income before income taxes	26,514	24,500	24,796	51,014	48,956
Income taxes	5,953	5,540	8,063	11,493	16,410
Net income	$20,561	$18,960	$16,733	$39,521	$32,546
Comprehensive income	$16,579	$6,885	$18,956	$23,464	$35,604
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.20	1.12	1.02	1.16	1.00
Return on average equity	13.56	12.58	11.25	13.07	11.04
Return on average tangible common equity	15.68	14.57	13.06	15.13	12.82
Net interest margin	3.76	3.76	3.68	3.76	3.68
Efficiency ratio	60.13	61.04	61.73	60.58	60.81
Net charge-offs to average loans outstanding	0.32	0.28	0.21	0.30	0.25
As of period end
Nonaccrual loans to loans receivable held for investment	0.57	0.53	0.44
Allowance for loan losses to loans outstanding	1.11	1.14	1.19
Tangible common equity to tangible assets	7.64	7.66	7.88
Tier-1 leverage ratio	8.6	8.6	8.5
Total capital ratio	13.9	14.0	13.7
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$11.1	$10.9	$9.4	$22.0	$18.8
The Statements of Income Data reflects the retrospective application of ASU No. 2017-07, “Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which was adopted in first quarter 2018. Nonservice cost was reclassified from “Compensation and employee benefits” to “Other expense.”
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	June 30, 2018		December 31, 2017
Assets
Cash and due from banks		$120,189		$140,934
Interest-bearing deposits		109,230		93,165
Investment securities
Available-for-sale, at fair value		1,409,528		1,401,198
Held-to-maturity, at amortized cost		62,630		44,515
Stock in Federal Home Loan Bank, at cost		10,158		9,706
Loans held for investment		4,774,744		4,670,768
Allowance for loan losses		(52,803)		(53,637)
Net loans		4,721,941		4,617,131
Loans held for sale, at lower of cost or fair value		5,248		11,250
Other		462,469		398,570
Goodwill		82,190		82,190
Total assets		$6,983,583		$6,798,659
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$1,812,348		$1,760,233
Deposit liabilities–interest-bearing		4,303,761		4,130,364
Other borrowings		126,930		190,859
Other		131,063		110,356
Total liabilities		6,374,102		6,191,812
Common stock		1		1
Additional paid in capital		346,188		345,018
Retained earnings		310,298		292,957
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(32,596)		$(14,951)
Retirement benefit plans	(14,410)	(47,006)	(16,178)	(31,129)
Total shareholder’s equity		609,481		606,847
Total liabilities and shareholder’s equity		$6,983,583		$6,798,659

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

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